Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is being entered into on January 23, 2009 (the “Effective Date”) between GSI Group Inc. (the “Company”) and Daniel J. Lyne (the “Employee” or “You”). For purposes of this Agreement, Company includes parent, subsidiary and affiliated entities, and the stockholders, trustees, directors, officers, agents and employees of the Company or such entities. Employee includes heirs, spouse, legal representative and assigns of the Employee.

This Agreement will serve as notice and confirm the termination of your employment with the Company and the terms of the separation package offered to You. The purpose of this Agreement is to establish an amicable arrangement for ending our employment relationship, to provide you with separation benefits to assist you in transitioning to new employment, and to release the Company from any claims that you may have against it in exchange for the separation benefits. With that understanding, Employee and the Company agree as follows:

1.	Termination

We have mutually agreed that for purposes of this Agreement the Termination Date shall be October 28, 2008. Employee confirms that he is resigning from all positions and offices that he held with the Company (and all of its subsidiaries) as of the Effective Date. The Company acknowledges that Employee voluntarily resigned from the Company and was not terminated for performance issues.

2.	Payments/Benefits upon Termination

On your Termination Date, you will be entitled to the following regardless of whether you sign this Agreement:

a.	All salary and wages earned through your Termination Date.

b.	A payment for unused, earned vacation time accrued through your Termination Date; and, if applicable, unused, earned personal need time. As of the date of the Agreement, You have 200 hours of such time.

c.	The opportunity to elect continuing coverage under the Company’s health insurance at your cost and expense, pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). You will receive COBRA information under separate cover. Please note, however, that this provision is subject to Section 3(b) herein.

d.	The opportunity to elect to convert your life insurance policy coverage (which will terminate on the Effective Date) to an individual policy, at your cost and expense.

Following your Termination Date, you will not be entitled to participate in any Company-provided benefit programs or practices, including, but not limited to, the following:

i.	Vacation accrual;

ii.	If applicable, personal need time accrual;

iii.	Any equity and/or stock plan or program. In addition, please be advised that all vesting in any such plan shall cease as of the Termination Date. Please see the Company’s stock plan and your stock agreement(s) for applicable terms and conditions; and

iv.	Ability to make any 401(k) contributions and entitlement to any Company matches. Please contact Prudential directly at 877-778-2100 to discuss distributions and loan payback options.

All amounts set forth in this Section 2 are subject to any applicable federal, state and local deductions, withholdings, payroll and other taxes. Your existing equity grants shall continue to be governed under the Plans and granting agreements in effect as of the respective granting dates.

Except as otherwise provided in this Agreement, your salary will cease on your Termination Date and any entitlement you have or might have under a Company-provided benefit plan, program or practice will terminate on such date, except as required by federal or state law.

3.	Separation Benefits

In consideration of your execution of this Agreement, including specifically the release provisions in Sections 4 and 5, the Company agrees to the following:

a.	Salary continuation: The Company will pay you $145,745.70 within fourteen days of the Effective Date, representing a lump sum payment of the remaining unpaid amounts of your current per pay period base salary of $10,051.46 for the period of nine (9) months following your Termination Date. In total, the Company will pay $196,003 in additional salary from the Termination Date, of which $50,257.30 has already been paid as of the Effective Date. One-third (1/3) of the salary paid under this section shall be in consideration of the release of any claims under the Age Discrimination in Employment Act of 1967 (ADEA), and in the event you opt to revoke your consent to this Agreement per Section 5(e), you will forfeit one-third of the salary paid; the remaining provisions of this Agreement, including the release of non-age related claims in Section 4, below, will remain intact.

b.

Health Benefits: Following (and subject to the occurrence of) the Effective Date, the Company shall (1) continue to provide health and dental insurance group benefits that are comparable to those provided to you and your family as of the Termination Date until the first to occur of (i) the nine (9)-month anniversary of the Termination Date or (ii) the date you and your family become eligible to receive health and dental insurance benefits under the plans of your subsequent employer. This period will be reduced to six months in the event you opt to revoke the Agreement under Section 5(e). You agree to immediately notify the Company upon the commencement of your employment with a subsequent employer whereby you are eligible to receive medical/dental benefits and to provide the Company with a complete copy of the health and dental benefit coverages offered to you by your new employer.

c.

During the time that you receive Health Benefits from the Company, you will be required to make a monthly contribution consistent with the terms provided under these plans. Please contact Carole Leavitt concerning the amount of monthly contribution required, and arrange to send your monthly payment to Carole Leavitt at GSI Human Resources in Bedford, MA by the 20 th of the month for the following month of coverage. Please note that your contribution amount is subject to change based on plan costs contracted by GSI and the Company’s shared cost arrangement with employees.

d.	Except as set forth above, all other benefits, including but not limited to disability and life insurance, shall cease as of the Termination Date. All stock options or restricted stock grants shall continue to be governed exclusively under the terms of the Plans and granting agreements under which such grants were originally made to you.

e.	Bonus: At such time as the Company would customarily pay bonuses, but not later than March 15, 2009, the Company will pay you an amount equal to $78,793.00 which represents 50% of your Target Bonus. This amount considers 100% achievement or 20 points for item 2, the Personal Objectives component of your 2008 Incentive Bonus Plan and 100% achievement or 30 points for item 4, the Extra Bonus Opportunity: M&A component of the Incentive Bonus Plan. Based on projected 2008 full year GSI Group Profit results against plan, no bonus for item 1 of the Incentive Bonus Plan is payable. No bonus will be payable for item 3, the Discretionary component. No additional bonus or other payments shall be due or payable to you. The Company agrees and stipulates that your bonus has been fully earned as of your Termination Date; however, you will only receive 66% of this amount in the event you opt to revoke your consent to release age claims under the Agreement per Section 5(e). The Company will not withhold or reduce your bonus for any other reason.

f.

Section 409A: You and the Company agree that the payment schedule for any payments described in this Section 3 may be adjusted as necessary to avoid the application of the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, (“Section 409A”), provided that no such adjustment shall result in either a decrease of any benefit or payment contemplated herein, nor an increase in the cost of providing such payment or benefit. For example, if at the time of your separation from service, you are a “specified employee,” as hereinafter defined, any and all amounts payable under this Section 3 in connection with such separation from service that constitute deferred compensation subject to Section 409A, as determined by the Company in its sole discretion, and that would (but for this sentence) be payable within six months following such separation from service, shall instead be paid on the date that follows the date of such separation from service by six (6) months. For purposes of the preceding sentence, “separation from service” shall be determined in a manner consistent with subsection (a)(2)(A)(i) of Section 409A and the term “specified employee” shall mean an individual determined by the Company to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A. This Agreement will be interpreted and administered in accordance with the applicable requirements of, and exemptions from, Section 409A in a manner consistent with Treas. Reg. § 1.409A-1(c). To the extent payments and benefits are subject to Section 409A, this Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of (i) Section 409A(a)(2), (3) and (4), (ii) Treas. Reg. § 1.409A-1, et seq., and (iii) transitional relief under IRS Notice 2007-86, and (iv) other applicable authority issued by the Internal Revenue Service and the U.S. Department of the Treasury.

All payments set forth in this Section 3 shall be subject to any applicable federal, state and/or local deductions, withholdings, payroll and other taxes.

You will only be entitled to the payments and benefits described above and to no other payments or benefits. You acknowledge that the payments and benefits described in Section 3(a), (b) and (e) above represent valuable consideration in excess of that to which you might otherwise be entitled by reason of your employment by and termination from employment with the Company.

4.	Mutual Release of Claims

a.

In exchange for the Separation Benefits described in Section 3 above, which you agree you are not entitled to otherwise receive, you and your representatives, agents, estate, heirs, successors and assigns (collectively “you”) voluntarily agree to release and discharge the Company and its parents, affiliates, subsidiaries, successors, assigns, plan sponsors and plan fiduciaries (and the current and former trustees, officers, directors, shareholders, employees, and agents of each of the foregoing, individually, in their capacity acting on the Company’s behalf, and in their official capacities ) (collectively “Releasees”) generally from all claims, demands, actions, suits, damages, debts, judgments and liabilities of every name and nature, whether existing or contingent, known or unknown, suspected or unsuspected, in law or in equity in connection with your employment by and/or termination from the Company, arising on or before the Effective Date. This release is intended by you to be all encompassing and to act as a full and total release of any claims you may have or have had against the Releasees from the beginning of your employment with the Company to the Effective Date of this Agreement, including but not limited to all claims in contract (whether written or oral, express or implied), tort, equity and common law; any claims for wrongful discharge, breach of contract, or breach of the obligation of good faith and fair dealing; and/or any claims under any local, state or federal constitution, statute, law, ordinance, bylaw, or regulation dealing with either employment, employment discrimination, retaliation, mass layoffs, plant closings, and/or employment benefits and/or those laws, statutes or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sexual harassment, sexual orientation, national origin, ancestry, handicap or disability, veteran status or any military service or application for military service or any other category protected by law, including all claims under Title VII of the Civil Rights Act (42 U.S.C. § 2000e et seq.); the Americans With Disabilities Act (42 U.S.C. § 12101 et seq.); the

Rehabilitation Act (29 U.S.C. § 701 et seq.); the Equal Pay Act; the Age Discrimination in Employment Act (“ADEA”) (29 U.S.C. § 729, et seq.); the Employee Retirement Income Security Act (“ERISA”) (29 U.S.C. § 1001, et seq.); the Family and Medical Leave Act (29 U.S.C. § 2601, et seq.); the Fair Credit Reporting Act (15 U.S.C. § 1681 et seq.); the Worker Adjustment and Retraining Notification Act (29 U.S.C. § 2101 et seq.); all as may have been amended; and any federal, state or local law or regulation concerning securities, stock or stock options, including without limitation any claims that might be brought under the Sarbanes-Oxley Act or other federal or state whistleblower protection statutes.

b.	You expressly agree and understand that this is a General Release, and that any reference to specific Claims arising out of or in connection with your employment and/or its termination is not intended to limit the release of Claims. You expressly agree and understand this General Release means that you are releasing, remising and discharging the Releasees from and with respect to all Claims, whether known or unknown, asserted or unasserted, and whether or not the Claims arise out of or in connection with your employment and/or its termination, or otherwise.

c.	You not only release and discharge the Releasees from any and all claims as stated above that you could make on your own behalf or on the behalf of others, but also those claims that might be made by any other person or organization on your behalf and you specifically waive any right to recover any damage awards as a member of any class in a case in which any claims against the Releasees are made involving any matters arising out of your employment with and/or termination of employment with the Company.

d.	You agree that the payments and benefits set forth in Section 3 of this Agreement, together with payments and benefits the Company previously provided to you, are complete payment, settlement, accord and satisfaction with respect to all obligations and liabilities of the Releasees to You, and with respect to all claims, causes of action and damages that could be asserted by you against the Releasees regarding your employment or separation from employment with the Company, including, without limitation, all claims for wages, salary, commissions, draws, car allowances, incentive pay, bonuses, business expenses, vacation, stock, stock options, severance pay, attorneys’ fees, compensatory damages, exemplary damages, or other compensation, benefits, costs or sums. You also affirm that you have received any family and/or medical leaves to which you were entitled during your employment, have not been retaliated or discriminated against because you took a family or medical leave or any leave protected by law, and have not suffered any on-the-job injury for which you have not already filed a claim.

e.

Notwithstanding the comprehensive release of claims set forth in the preceding paragraphs of this Section, nothing in this Agreement shall bar or prohibit you from contacting, seeking assistance from or participating in any proceeding before any federal or state administrative agency to the extent permitted by applicable federal, state and/or local law. However, you nevertheless will be prohibited to the fullest extent authorized by law from obtaining monetary damages in any agency proceeding in which you do so participate.

f.	You represent and warrant that you have not filed or raised any external complaint, claim, charge, action, or proceeding against any of the Releasees in any jurisdiction or forum related to any matters addressed in this Section 4, including without limitation, any complaint that might fall under the Sarbanes-Oxley Act or any other federal or state whistleblower protection act. You further represent and warrant that you have shared all facts or information in your possession with the Board of Directors and its committees relating to the Company’s preparation of its quarterly and annual financial statements and its internal controls and procedures, and that you will cooperate with the Board and its committees and any outside advisors relating to any review of the same.

g.	You represent that, in connection with this Agreement, you are releasing your claims against the Company and its officers, directors, and agents arising out of the events leading to your resignation on October 28, 2008. You also represent that, other than matters concerning the compensation paid by the Company to certain former officers of Excel Technology, Inc., you (1) have no personal knowledge of any facts or circumstances that would give you reason to believe that any of the Company’s previously filed financial statements are incorrect or inaccurate; and (2) have no personal knowledge of any facts or circumstances not previously communicated to the Company or the Board of Directors or its Audit Committee that you believe should be investigated by the Company, the Board of Directors or the Audit Committee of the Board.

h.	In consideration of Your release of claims against the Company, the Company and its representatives, agents, estate, heirs, successors and assigns (collectively “the Company”) voluntarily agree to release and discharge you generally from all claims, demands, actions, suits, damages, debts, judgments and liabilities of every name and nature, whether existing or contingent, known or unknown, suspected or unsuspected, in law or in equity in connection with your employment by the Company, arising on or before the Effective Date, other than a breach of any of the representations made in this Agreement. Other than claims for a breach of a representation in this Agreement, this release is intended by the Company to be all encompassing and to act as a full and total release of any claims it may have or have had against you from the beginning of your employment with the Company to the Effective Date of this Agreement, including but not limited to all claims in contract, tort, equity and common law, and any claims under any local, state or federal constitution, statute, law, ordinance, bylaw.

i.

Nothing herein is intended to affect or limit in any fashion your right to indemnification of and from any cost, expense or damages, including advancement of defense costs, arising from any third-party claims arising out of your service as an officer of the Company, it being the intention of the Company that you receive the same protections afforded to other officers, directors and former officers and directors of the Company under the By-Laws of the Company, subject only to the limitations set forth in section 81 of the New Brunswick Business Corporations Act. The Company agrees not to amend or revise the By-Laws in the future if the effect of such amendment or revision would be to limit the scope of, or deny, the indemnification protections afforded to You under the current By-Laws. Such indemnification shall expressly include the absolute right to indemnification for the period between the Termination Date and the Effective Date.

5.	Waiver of Rights and Claims under the Age Discrimination In Employment Act of 1967

Since you are 40 years of age or older, you are being informed that you have or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (ADEA) and you agree that:

a.	in consideration for the amounts described in Section 3 of this Agreement allocated to your release of any age-related claims, which you are not otherwise entitled to receive, you specifically and voluntarily waive such rights and/or claims under the ADEA you might have against the Releasees to the extent such rights and/or claims arose prior to the Effective Date;

b.	you understand that rights or claims under the ADEA which may arise after the Effective Date are not waived by you;

c.	you are advised to consult with or seek advice from an attorney of your choice or any other person of your choosing before executing this Agreement; you also are advised that you have 21 days to review this Agreement and consider its terms before signing it and that such 21-day review period will not be affected or extended by any revisions, whether material or immaterial, that might be made to this Agreement;

d.	in entering into this Agreement you are not relying on any representation, promise or inducement made by the Company or its attorneys with the exception of those promises described in this document; and

e.

you may revoke your consent to waive any age related claims under the ADEA as set forth in this Agreement for a period of seven (7) days following your execution hereof. All rights and obligations of both parties under this Agreement that do not relate to age related claims under the ADEA shall become effective and enforceable upon execution of the Agreement. In the event you opt to revoke the Agreement during the 7 day period, the revocation will apply only to age related claims and you will only receive two-thirds of the separation benefits as set forth in Section 3 above. For such a revocation to be effective, it must be delivered so that the Company receives it at or before the expiration of the seven (7) day revocation period. Otherwise, the Agreement will become fully enforceable on the 8th day following your signature.

6.	Confidentiality

You agree to keep the existence and terms of this agreement in the strictest confidence and not reveal the terms of this agreement to any persons except your immediate family, your attorney and your tax and financial advisors, provided they also agree to keep the information confidential. Nothing in this Section shall bar you from providing truthful testimony in any legal proceeding or in cooperating with any governmental agency.

7.	Non-Competition and Non- Solicitation

For a period of nine months from the Termination Date, you will not, without the Company’s prior express written consent, engage in, have an interest in, be employed by, serve as a director, consultant or advisor to or be in any way, directly or indirectly connected with (other than by virtue of ownership of less than 2% of the outstanding capital stock of any class of a publicly-traded company) any business that is in direct competition with the Company or any of its subsidiaries or affiliates. In addition, you agree and confirm your obligation under your Employee Invention and Non-Disclosure Agreement, dated June 20, 2005, to refrain for the twelve (12) months following your Termination Date from soliciting, inducing, or attempting to induce, any employees of the Company as of the Termination Date to terminate their employment with the Company.

8.	Non-disparagement

You agree that you will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company or any Releasee. The Company agrees that it will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may directly or indirectly, disparage you or your reputation. Notwithstanding the foregoing, nothing in this Agreement shall preclude either you or the Company from making truthful statements or disclosures that are required by applicable law, regulation, or legal process.

9.	Job References

Any request for job references should be directed to the Company’s Human Resources department. Please be advised that, pursuant to Company policy, the Company’s Human Resources personnel may only disclose your title and dates of employment with the Company, that you voluntarily terminated your employment with the Company, and that your election to terminate was not triggered by any performance related issues.

10.	Other Agreements

This Agreement constitutes the entire agreement regarding the termination of your employment with the Company and your separation benefits and supersedes all prior agreements between the Company and you, except the Employee Invention and Non-Disclosure Agreement between the Company and you (the “Non-Disclosure Agreement”), a copy which is attached hereto, any specific Non-Disclosure Agreements pertaining to Merger and Acquisition targets and the Stock Option Agreements between the Company and you, each of which shall remain in full force and effect in accordance with their terms. In signing this Agreement, both parties agree that they are not relying upon any oral promises made by either party that are not otherwise contained in this Agreement. You acknowledge and agree that your obligations under the Non-Disclosure Agreement expressly survive the cessation of your employment.

11.	Cooperation

From time to time following the Termination Date, the Company may need to request information from you in connection with any litigation, governmental investigation or complaint, or any other form of legal or administrative matter in which the Company is a party. As set forth in the Employee Invention and Non-Disclosure Agreement, you hereby agree that you shall cooperate fully with any such reasonable requests made by the Company, subject to the prompt reimbursement of reasonable expenses incurred by you for such cooperation. You acknowledge that your failure or refusal to provide such cooperation and/or to make yourself reasonably available to provide such cooperation shall constitute a breach of a material term of this Agreement and the Non-Disclosure Agreement.

The Company acknowledges that you may have new job responsibilities that require your immediate and undivided attention during normal business hours, and agrees that all requests for cooperation shall be reasonable and made in a fashion and at such times as will minimize the impact on your then existing work schedule.

12.	Return of Company Property

On the Effective Date, you agree to return to the Company all Company property and materials, including but not limited to, engineering notebooks, invention records, personal computers, laptops, diskettes, intangible information stored on diskettes, software programs and data compiled with the use of those programs, software passwords or codes, tangible copies of trade secrets and confidential information, cellular phones, telephone charge cards, manuals, building keys and passes, names and addresses of all Company customers and potential customers, customer lists, customer contacts, sales information, memoranda, sales brochures, business or marketing plans, reports, projections, and any and all other information or property previously or currently held or used by you that is or was related to your employment with the Company. You agree that if you discover any other Company property or materials in your possession after the Effective Date, you will immediately notify the Company and return such materials to the Company.

You will be allowed to retain your Company issued Blackberry and laptop computer, but only on condition that the laptop computer is provided to the Company before the Effective Date to allow the Company to create a data image of the laptop, as well as remove any Company data, information or licensed software. Only after such data and software is removed from the laptop will it be returned to you.

13.	Other Provisions

a.	This Agreement shall not in any way be construed as an admission by either party of any liability or any act of wrongdoing.

b.	This Agreement is a legally binding document and your signature will commit you to its terms. You represent that you have obtained legal advice in connection with this Agreement. You acknowledge that you have had an opportunity to thoroughly discuss all aspects of this Agreement with your attorney, that you have carefully read and fully understand all of the provisions of this Agreement and that you voluntarily enter into this Agreement.

c.	This Agreement shall be binding upon the Company and you and upon its/your respective heirs, administrators, representatives, executors, successors and assigns.

d.	You agree that each provision of this Agreement is severable and should any such provision be determined by a court of competent jurisdiction or administrative agency to be illegal or invalid, the validity of the remaining provisions shall not be affected and the illegal or invalid provisions shall be deemed not to be a part of this Agreement. However, should the Release in this Agreement be declared or determined by a court of competent jurisdiction or administrative agency to be illegal or invalid, the Company shall be entitled to demand immediate repayment, and you will immediately return the enhanced severance benefits paid under this Agreement.

e.	This Agreement may not be amended, revoked, changed, or modified except upon a written agreement executed by both parties.

f.	This Agreement will be interpreted and enforced under the laws of Massachusetts. In the event of a dispute arising under this Agreement, you agree that all such matters shall be submitted to binding arbitration. The binding arbitration shall be administered by the American Arbitration Association under its Commercial Arbitration Rules. The arbitration shall take place in Boston, Massachusetts. Each party shall appoint one person to act as an arbitrator, and a third arbitrator shall be chosen by the first two arbitrators, comprising a three arbitrator “Panel”. The Panel shall have no authority to award punitive damages against the Company or you. The Panel shall have no authority to add to, alter, amend or refuse to enforce any portion of the Agreement. The parties waive any right to a jury trial. The Company will bear 70% of the cost of AAA fees and fees for the Panel and you will bear 30% of such costs. The parties will be responsible for their own legal costs.

AGREED:

/s/ Daniel J. Lyne
Daniel J. Lyne

/s/ Anthony J. Bellantuoni
Anthony J. Bellantuoni
Vice President, Human Resources (acting on behalf of GSI Group Inc.)

IF YOU DO NOT WISH TO USE THE 21-DAY PERIOD,

PLEASE CAREFULLY REVIEW AND SIGN THIS DOCUMENT

I, Daniel J. Lyne, acknowledge that I was informed and understand that I have 21 days within which to consider the attached Agreement, have been advised of my right to consult with an attorney regarding such Agreement and have considered carefully every provision of the Agreement, and that after having engaged in those actions, I prefer to and have requested that I enter into the Agreement prior to the expiration of the 21 day period.

Dated: January 23, 2009	/s/ Daniel J. Lyne
Daniel J. Lyne